EXHIBIT 10.1
EXECUTION VERSION

EMPLOYMENT AGREEMENT OF
KEVIN DONLON

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between New York Mortgage Trust, Inc., a Maryland corporation (the “Company”), and Kevin Donlon (the “Executive”).
1.Employment. This Agreement shall become effective upon the closing of the transactions contemplated by that certain Membership Interest Purchase Agreement by and among Donlon Family LLC, JMP Investment Holdings LLC and Hypotheca Capital, LLC, as Sellers, and the Company, as Buyer dated May 3, 2016 (the “Purchase Agreement”). As used herein, the “Effective Date” means the Closing Date (as defined in the Purchase Agreement). As of the Effective Date, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, on the terms and conditions set forth herein.
2.    Term.
(a)    The initial term of this Agreement will commence on the Effective Date and end on the second anniversary of the Effective Date (the “Expiration Date”), unless further extended or sooner terminated as hereinafter provided. As used herein, the “Term” shall mean the period from the Effective Date through the first to occur of the Expiration Date (as such definition may be amended pursuant to Section 2(b) below) or the Date of Termination in the event this Agreement is sooner terminated pursuant to Section 6.
(b)    The Company agrees to provide the Executive with written notice, at least 90 days prior to the Expiration Date, of its determination not to extend the Term (a “Notice of Non-Renewal”). Failure by the Company to provide the Executive with a Notice of Non-Renewal at least 90 days prior to the Expiration Date will result in the automatic extension of the Term for another one-year period after the then-existing Expiration Date, and the new Expiration Date will be the first anniversary of the previous Expiration Date for purposes of this Agreement.
(c)    In the event that (i) the Company provides the Executive with a Notice of Non-Renewal in accordance with Section 2(b) above, (ii) the Parties do not enter into a new written employment agreement providing for any guaranteed term of employment, and (iii) neither the Company nor the Executive terminates the Executive’s employment in accordance with the terms of this Agreement prior to the then-existing Expiration Date, then the Executive will be deemed from and after the Expiration Date to be an employee at-will of the Company without the benefit of an employment agreement. In such event, the terms of Sections 3, 4 and 5 of this Agreement will continue in effect after the Expiration Date unless and until modified by the Company or until any termination of the Executive’s employment by the Company or the Executive, but the other terms and provisions herein, including the termination, severance and restrictive covenant provisions set forth in Sections 6, 7 and 8(b) and 8(d), will be deemed to have terminated as of the Expiration Date and will be of no further force or effect after the Expiration Date unless otherwise agreed by the parties.

3.    Position and Material Duties. The Executive shall be employed by the Company and shall serve as the President of the Company, and in such other positions as the Board of Directors of the Company (the “Board”) may designate from time to time. The Company and its direct and indirect subsidiaries are collectively referred to herein as the “Company Group.” The Executive shall have such responsibilities, duties and authority associated with the position(s) referenced in the first sentence of this Section 3 and as may from time to time be assigned to the Executive by the Board that are consistent with such responsibilities, duties and authority. The Executive may also serve as a senior executive officer of certain subsidiaries of the Company, with positions, titles and responsibilities that are suitable for the President of the Company, at the reasonable request of the Board without additional compensation. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company Group; provided, that nothing in this Agreement shall preclude Executive from serving as a director or trustee in any other firm or from pursuing personal real estate investments and other personal investments, as long as such activities do not interfere with Executive’s performance of his duties hereunder.
4.    Place of Performance. In connection with the Executive’s employment by the Company, the Executive shall be based at the principal executive offices of the Company in Charlotte, North Carolina, except for required travel on the Company Group’s business to an extent substantially consistent with present business travel obligations.
5.    Compensation and Related Matters.
(a)    Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”), which shall be payable in periodic installments according to the Company’s normal payroll practices as in effect from time to time. The Executive’s Base Salary shall be the annualized amount of $550,000. During the Term, the Board or the Compensation Committee of the Board (the “Compensation Committee”) shall review the Base Salary at least once a year to determine whether the Base Salary should be increased effective the following January 1. Any increase shall be determined before March 31 of each year and shall be retroactive to January 1. The Base Salary, including any increases, shall not be decreased during the Term. For purposes of this Agreement, the term “Base Salary” shall mean the amount established and adjusted from time to time pursuant to this Section 5(a).
(b)    Cash Incentive Awards.
(i)    Annual Cash Bonus. The Executive shall be eligible to participate in the Company’s annual cash incentive bonus plan adopted by the Compensation Committee for each fiscal year (including any partial year) during the Term (“Bonus Plan”). The Compensation Committee will adopt a Bonus Plan for each fiscal year during the Term by no later than March 31 of that fiscal year. If the Executive and/or the Company (or, as applicable, the Company Group), as the case may be, satisfies the performance criteria contained in such Bonus Plan for a fiscal year, he shall receive an annual Incentive Bonus (as defined below) in an amount pursuant to such Bonus Plan or as determined by the Compensation Committee, as applicable, and subject to ratification by the Board, if required. The Bonus Plan shall contain both individual and corporate performance goals for each fiscal year established by the Compensation Committee. If the Executive or the Company (or, as applicable, the Company Group), as the case may be, fails to satisfy the performance criteria contained in such Bonus Plan for a fiscal year, the Compensation Committee may determine whether any Incentive Bonus shall be payable to Executive for that year, subject to ratification by the Board, if required. The annual Incentive Bonus (if any) shall be paid to the Executive no later than March 14 immediately following the last day of the fiscal year for which the applicable Bonus Plan was adopted. If the Compensation Committee does not adopt a Bonus Plan for a particular fiscal year, the Executive will entitled to receive an Incentive Bonus for that year in an amount that is determined by the Compensation Committee in its discretion. Notwithstanding anything in this Section 5(b)(i) to the contrary, no Incentive Bonus, or portion thereof, shall be payable for any applicable fiscal year unless the Executive remains continuously employed by a member of the Company Group from the Effective Date through the date on which such Incentive Bonus is paid. As used herein, the term “Incentive Bonus” shall mean any annual cash bonus payable pursuant to this Section 5(b)(i).
(c)    Stock Based Awards. The Company has established the 2010 Stock Incentive Plan (“Stock Incentive Plan”). Subject to the terms and conditions of the Stock Incentive Plan, as amended from time to time, the Executive shall be eligible to participate in the Stock Incentive Plan, and shall be eligible to receive awards under the Stock Incentive Plan from time to time. The Compensation Committee shall approve any such awards made to the Executive pursuant to the Stock Incentive Plan.
(i)    Stock Incentive Plan Restricted Stock Awards. The Stock Incentive Plan provides for the issuance of shares of Company common stock as restricted common stock (“Restricted Stock Grants”) to the extent that such shares of common stock are available thereunder. Restricted Stock Grants awarded to the Executive shall be subject to forfeiture restrictions that will lapse in equal amounts on each of the first three anniversaries from the date of grant such that the forfeiture restrictions shall lapse 1/3 on the first anniversary of the date of grant, 1/3 on the second anniversary of the date of grant and 1/3 on the third anniversary of the date of grant. Notwithstanding the foregoing or any provision of the Stock Incentive Plan or any award agreement thereunder, the Executive will be 100% vested and all restrictions on each outstanding Restricted Stock Grant will lapse upon (i) a Change in Control (as defined herein), (ii) a termination of the Executive’s employment by the Company without Cause (as defined herein), (iii) a termination of the Executive’s employment by the Executive for Good Reason (as defined herein), (iv) the Executive’s death, or (v) a termination of the Executive’s employment due to the Disability (as defined below) of the Executive, and the Executive will forfeit all unvested shares if he is terminated for Cause or he voluntarily terminates his employment with the Company for other than Good Reason. The common stock issued as Restricted Stock Grants will have voting and dividend rights and shall be subject to such additional terms and conditions set forth in one or more award agreements between the Executive and the Company.
For purposes of this Agreement:
“Acquiring Person” means a Person, considered alone or as part of a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), who is or becomes, directly or indirectly, the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of securities representing at least fifty percent (50%) of the Company’s then outstanding securities entitled to vote generally in the election of directors.
“Continuing Director” means any member of the Board, while a member of the Board and (i) who was a member of the Board on the Effective Date or (ii) whose nomination for, or election to, the Board was recommended or approved by a majority of the Continuing Directors.
“Control Change Date” means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the “Control Change Date” is the date of the last of such transactions.
“Change in Control” means (i) a Person is or becomes an Acquiring Person; (ii) the transfer of all or substantially all of the Company’s total assets on a consolidated basis, as reported in the Company’s consolidated financial statements filed with the Securities and Exchange Commission; (iii) a merger, consolidation, or statutory share exchange with a Person, regardless of whether the Company is intended to be the surviving or resulting entity after the merger, consolidation, or statutory share exchange, other than a transaction that results in the voting securities of the Company carrying the right to vote in elections of persons to the Board outstanding immediately prior to the closing of the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% (fifty percent) of the Company’s voting securities carrying the right to vote in elections of persons to the Board, or such securities of such surviving entity, outstanding immediately after the closing of such transaction; (iv) the Continuing Directors cease for any reason to constitute a majority of the Board; or (v) the Board adopts a resolution to the effect that, in its judgment, as a consequence of any one or more transactions or events or series of transactions or events, a Change in Control of the Company has effectively occurred. Notwithstanding the foregoing, for purposes of this Agreement, (A) any issuance by the Company of newly issued shares of its capital stock in a private or public offering of securities for cash shall not be deemed to be a Change of Control and (B) if a Change in Control constitutes a payment event with respect to an award subject to Section 409A (as defined below), a “Change in Control” shall not occur unless the transaction or event described in subsection (i), (ii), (iii), (iv) or (v) above also constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5) to the extent required to comply with Section 409A.
“Person” means any human being, firm, corporation, partnership, or other entity. “Person” also includes any human being, firm, corporation, partnership, or other entity as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act. The term “Person” does not include the Company or any Related Entity, and the term Person does not include any employee-benefit plan maintained by the Company or any Related Entity, or any person or entity organized, appointed, or established by the Company or any Related Entity for or pursuant to the terms of any such employee-benefit plan, unless the Board determines that such an employee-benefit plan or such person or entity is a “Person”.
“Related Entity” means any entity that is part of a controlled group of corporations or is under common control with the Company within the meaning of Sections 1563(a), 414(b) or 414(c) of the Internal Revenue Code of 1986, as amended (the “Code”).

(d)    Benefits.
(i)    Vacation. The Executive shall be entitled to four (4) weeks of paid vacation per full calendar year, which shall accrue and be taken pursuant to Company policies as in effect from time to time. The Executive shall not be entitled to carry over any unused vacation time from year to year.
(ii)    Sick and Personal Days. The Executive shall be entitled to sick and personal days in accordance with the policies of the Company as in effect from time to time.
(iii)    Employee Benefits.
(A)    Participation in Employee Benefit Plans. Subject to the terms of any applicable plans, policies or programs, the Executive and his spouse and eligible dependents, if any, and their respective designated beneficiaries where applicable, will be eligible for and entitled to participate in any Company sponsored employee benefit plans, including but not limited to benefits such as group health, dental, accident, disability insurance, group life insurance, and a 401(k) plan, as such benefits may be offered from time to time, on a basis no less favorable than that applicable to other similarly situated executives of the Company.
(B)    Annual Physical. If the Executive desires an annual physical examination, the Company shall provide, at its cost, a medical examination for the Executive on an annual basis by a licensed physician in the Charlotte, North Carolina metropolitan area selected by the Executive. The results of the examination and any medical information or records regarding the examination will be provided by the physician to the Executive, and not to the Company.
(C)    Directors and Officers Insurance. During the Term and for a period of 24 months thereafter, the Executive shall be entitled to director and officer insurance coverage for his acts and omissions while an officer and director of any member of the Company Group on a basis no less favorable to him than the coverage provided to current officers and directors.
(iv)    Expenses, Office and Systems Support. The Executive shall be entitled to reimbursement of all reasonable expenses, in accordance with the Company’s policy as in effect from time to time and on a basis no less favorable than that applicable to other similarly situated executives of the Company, including, telephone, reasonable travel and reasonable entertainment expenses incurred by the Executive in connection with the business of the Company, upon the presentation by the Executive of appropriate documentation. The Executive shall also be entitled to appropriate office space, systems support and other critical services necessary for the performance of the Executive’s duties.
6.    Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:
(a)    Death. The Executive’s employment hereunder shall automatically terminate upon his death.

(b)    Disability. If, in the written opinion of a qualified physician reasonably agreed to by the Company and the Executive, the Executive shall become unable to perform his duties hereunder due to Disability, the Company may terminate the Executive’s employment hereunder. As used in this Agreement, the term “Disability” shall mean inability of the Executive, due to physical or mental condition, to perform the essential functions of the Executive’s job, after consideration of the availability of reasonable accommodations, for more than 180 total calendar days during any period of 12 consecutive months.
(c)    For Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon a determination by at least a majority of the members of the Board (other than Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive of such meeting, the purpose thereof and the particulars of the basis for such meeting and the Executive is given an opportunity, together with counsel, to be heard before the Board) that Executive (i) has committed fraud or misappropriated, stolen or embezzled funds or property from the Company or an affiliate of the Company or secured or attempted to secure personally any profit in connection with any transaction entered into on behalf of the Company or any affiliate of the Company, (ii) has been convicted of, or entered a plea of guilty or “nolo contendre” to, a felony which in the reasonable opinion of the Board brings Executive into disrepute or is likely to cause material harm to the Company’s (or any affiliate of the Company’s) business, financial condition or prospects, (iii) has, notwithstanding not less than 30 days’ prior written notice from the Board, failed to perform (other than by reason of illness or temporary disability) his material duties hereunder and has failed to cure same within such 30 days of the Executive’s receipt of said written notice, (iv) has violated or breached any material law or regulation to the material detriment of the Company or any affiliates of the Company or its business, or (v) has breached any of his duties or obligations under this Agreement where such breach causes or is reasonably likely to cause material harm to the Company. Any notice of termination delivered by the Company to the Executive that purports to notify the Executive of a termination for Cause, but where the Company has not otherwise followed the procedures set forth in the definition of “Cause” above, shall be deemed to constitute a notice of termination without Cause pursuant to Section 6(d) hereof. Neither a notice from the Company to the Executive that a meeting of the Board has been scheduled to determine whether grounds for a termination for “Cause” exist, nor the holding of such a meeting, shall itself be construed as a notice of termination for such purpose.
(d)    Without Cause. The Company may at any time terminate the Executive’s employment hereunder without Cause.
(e)    Termination by the Executive.
(i)    The Executive may terminate his employment hereunder (A) for Good Reason, or (B) at any time after the date hereof by giving the Company a Notice of Termination at least thirty (30) days prior to the Date of Termination.
(ii)    For purposes of this Agreement, “Good Reason” shall mean (A) a failure by the Company or its successors or assigns to comply with any material provision of this Agreement (other than the Company’s payment obligations referred to in clause (E) below), (B) the as signment to the Executive of any Material Duties inconsistent with the Executive’s position with the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities, (C) a material reduction in employee benefits other than a reduction generally applicable to similarly situated executives of the Company, (D) without the consent of the Executive, relocation of the Company’s principal place of business outside of the Charlotte, North Carolina metropolitan area, (E) any failure by the Company to timely pay the Executive Base Salary or any Incentive Bonus to which he is entitled under a Bonus Plan or any failure of the Compensation Committee to approve a Bonus Plan for any fiscal year commencing with the 2017 fiscal year in accordance with the requirements of this Agreement, or (F) delivery by the Company to the Executive of a Notice of Non-Renewal in accordance with the requirements of Section 2(b) hereof; provided, however, that the Executive shall only have the right to terminate his employment hereunder for Good Reason as a result of such Notice of Non-Renewal by providing Notice of Termination to the Company prior to the Expiration Date.
(iii)    Notwithstanding the provisions of Section 6(e)(ii) above or any other provision of this Agreement to the contrary, any assertion by the Executive of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in Sections 6(e)(ii)(A)-(F) giving rise to the Executive’s termination of employment must have arisen without his consent; (B) the Executive must provide written notice to the Board of the existence of such condition(s) within thirty (30) days of the initial existence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for thirty (30) days following the Board’s receipt of such written notice; and (D) the date of the Executive’s termination of employment must occur within sixty (60) days after the initial existence of the condition(s) specified in such notice.
(f)    Any termination of the Executive’s employment by the Company or its successors or assigns or by the Executive (other than termination pursuant to subsection (a) or (b) of this Section 6) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
(g)    “Date of Termination” shall mean, (i) if the Executive’s employment hereunder is terminated by his death, the date of his death, (ii) if the Executive’s employment hereunder is terminated pursuant to Section 6(b) above, the date as of which the physician’s written opinion is received by the Company, (iii) if the Executive’s employment is terminated hereunder pursuant to Section 6(c) above, the date specified in the Notice of Termination, and (iv) if the Executive’s employment hereunder is terminated for any other reason, the date thirty (30) days following the date on which a Notice of Termination is given.
7.    Compensation Upon Termination, Death or During Disability.
(a)    Death. If the Executive’s employment is terminated by his death, the Company shall within ten (10) days following the date of the Executive’s death, pay to the Executive’s designated beneficiary(ies) an amount equal to the Executive’s annualized Base Salary for the year in which the termination took place, and an amount equal to the Executive’s target Incentive Bonus for the year in which the termination took place, together with any other amounts to which the Executive is entitled pursuant to death benefit plans, programs and policies. In addition, all stock options, restricted stock awards and any other equity awards granted by the Company to the Executive shall become fully vested, unrestricted and exercisable as of the Date of Termination. If the Executive participated in a group health plan sponsored by a member of the Company Group as of the Date of Termination then, for 18 months after the Date of Termination, the Company shall continue to make participation in such group health plan available, pursuant to the terms of the plan and applicable law, for the Executive’s surviving spouse or other dependents covered under such plan as of the Date of Termination.
(b)    Disability. During any period that the Executive fails to perform his duties hereunder as a result of his incapacity due to a physical or mental condition (“disability period”), the Executive shall continue to receive his full Base Salary at the rate then in effect for such disability period (and shall not be eligible for payments under the disability plans, programs and policies maintained by the Company or in connection with employment by the Company (“Disability Plans”)) until his employment is terminated pursuant to Section 6(b) hereof, and following such termination, the Executive shall be entitled to all amounts to which the Executive is entitled pursuant to the Disability Plans. The Executive’s rights under any long-term Disability Plan shall be determined in accordance with the provisions of such plan. In addition, upon the Executive’s termination in accordance with Section 6(b) above, all stock options, restricted stock grants awards and any other equity awards granted by the Company to the Executive shall become fully vested, unrestricted and exercisable as of the Date of Termination. Subject to Section 7(d)(iv) below, in the case of a termination of the Executive’s employment in accordance with Section 6(b) above, the Company shall pay the full cost for the Executive to participate in the group health plans in which the Executive was enrolled immediately prior to the Date of Termination for a period of eighteen (18) months, provided that the Executive’s continued participation is possible under the general terms and provisions of such plans. In the event that the Executive’s participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plan from which his continued participation is barred.
(c)    Cause or other than Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or by the Executive for other than Good Reason, the Company shall pay the Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and reimburse the Executive for all reasonable and customary expenses incurred by the Executive in performing services hereunder prior to the Date of Termination in accordance with Section 6(d), and the Company shall have no further obligations to the Executive under this Agreement.
(d)    Termination by the Company without Cause (other than for death or Disability) or Termination by the Executive for Good Reason. If the Company or its successors or assigns shall terminate the Executive’s employment other than for death, Disability pursuant to Section 6(b) or Cause, or the Executive shall terminate his employment for Good Reason, then:

(i)    the Company shall pay the Executive any earned and accrued but unpaid installment of Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and all other unpaid and pro rata amounts to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Company, and all accrued but unused vacation time, such payments to be made in a lump sum on or before the tenth day following the Date of Termination or earlier if so required by applicable law;
(ii)    subject to Section 7(d)(iv) below, in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay as liquidated damages to the Executive an amount equal to the product of (x) one (1) and (y) the sum of the Executive’s Base Salary in effect at the Date of Termination and the average annual Incentive Bonus earned by the Executive during the two most recently completed fiscal years prior to the year in which the Change of Control or termination event occurs; such payment to be made in a lump sum on or before the sixtieth (60th) following the Date of Termination. In addition, all stock options, restricted stock awards and any other equity awards granted by the Company to the Executive shall become fully vested, unrestricted and exercisable as of the Date of Termination; provided, however, that with respect to any such equity awards that were granted subject to a performance requirement (other than continued service by the Executive) that has not been satisfied and certified by the Board (or a committee thereof) as of the Date of Termination, then such equity awards shall become vested based on actual performance upon the expiration of the applicable performance period;
(iii)    Subject to Section 7(d)(iv) below, in the case of a termination of the Executive’s employment by the Company without Cause, or by the Executive for Good Reason, the Company shall pay the full cost for the Executive to participate in the group health plans in which the Executive was enrolled immediately prior to the Date of Termination for a period of eighteen (18) months, provided that the Executive’s continued participation is possible under the general terms and provisions of such plans. In the event that the Executive’s participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plan from which his continued participation is barred; and
(iv)    The obligations of the Company to make any payments to Executive required under Section 7(d)(ii) and Section 7(d)(iii) hereof shall be conditioned on the timely execution and delivery by the Executive of a general release of claims in form and substance reasonably satisfactory to the Company, which release shall release each member of the Company Group and each of their respective affiliates and each of the foregoing entities’ respective affiliates, shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of the Executive’s employment with the Company and any other member of the Company Group or the termination of such employment, but excluding all claims to severance payments the Executive may have under this Section 7.

8.    Covenants of the Executive.
(a)    General Covenants of the Executive. The Executive acknowledges that (i) the principal business of the Company and the other members of the Company Group is investing in residential and commercial mortgage-backed securities and other related assets, including multi-family housing-related assets (such business, and any and all other businesses that after the date hereof, and from time to time during the Term, become material with respect to the Company Group’s then-overall business, herein being collectively referred to as the “Business”); (ii) the Company knows of a limited number of persons who have developed the Business; (iii) the Business is, in part, national in scope and is conducted by the Company Group throughout the Restricted Area; (iv) the Executive’s work for the Company and other members of the Company Group will give the Executive access to the confidential affairs and proprietary information of the Company Group and to trade secrets of the Company Group; (v) the covenants and agreements of the Executive contained in this Section 8 are essential to the business and goodwill of the Company Group; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 8.
(b)    Covenant Against Competition. The covenant against competition described in this Section 8(b) shall apply during the Term and continue for a period (such period, the “Restricted Period”) of: (i) 24 months following the Date of Termination, if the Date of Termination occurs prior to the second anniversary of the Effective Date; or (ii) one (1) year following the Date of Termination if the Date of Termination occurs on or after the date that is the second anniversary of the Effective Date. During the Restricted Period, the Executive covenants that he shall not, directly or indirectly, own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage or participate in any Competing Business (as defined below) in the Restricted Area (as defined below); provided, however, that, notwithstanding the foregoing, (i) the Executive may own or participate in the ownership of any entity that he owned or managed or participated in the ownership or management of prior to the Effective Date so long as such ownership, management or participation has been disclosed to the Company in writing; and (ii) the Executive may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System or equivalent non-U.S. securities exchange, (B) the Executive is not a controlling person of, or a member of a group which controls, such entity and (C) the Executive does not, directly or indirectly, own one percent (1%) or more of any class of securities of such entity. As used herein, “Competing Business” means any real estate investment trust or other investment vehicle whose business strategy is focused on investing in and managing residential mortgage-backed securities and other mortgage-related assets in any geographic region in which the Company or another member of the Company Group engages in the Business. As used herein, the “Restricted Area” means the states of North Carolina, South Carolina, Virginia, Kentucky, Georgia, Alabama, Tennessee, Florida, West Virginia, New York, Washington D.C. and any other county in which the Company Group engages in the Business as of the Date of Termination or has material plans to do so.

(c)    All documents (including electronically stored information), memoranda, notes, lists, records, property and any other tangible product and materials (and all copies thereof) made, produced or compiled by the Executive or made available to the Executive during the Term concerning the Business of any member of the Company Group shall be the Company Group’s property and shall be delivered to the Company at any time on request. Notwithstanding the above, the Executive’s personal contacts shall not be the Company’s property. The Executive shall hold in a fiduciary capacity for the benefit of the Company Group all secret or confidential information, knowledge or data relating to any member of the Company Group, and each member of the Company Group’s respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any other member of the Company Group and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company for any reason, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than an authorized representative of the Company Group or the Company’s designee. The agreement made in this Section 8(c) shall be in addition to, and not in limitation or derogation of, any obligations otherwise imposed by law or by separate agreement upon the Executive in respect of confidential information of the Company Group.
(d)    During the Term and for a period of one (1) year following the Date of Termination, the Executive shall not, without the Company’s prior written consent, directly or indirectly, (i) knowingly solicit or knowingly encourage to leave the employment or other service of any member of the Company Group, any employee employed by a member of the Company Group at the time of the termination thereof or knowingly hire (on behalf of the Executive or any other person or entity) any employee employed by any member of the Company Group at the time of the termination who has left the employment or other service of the Company Group (or any predecessor of a member of the Company Group) within one (1) year of the termination of such employee’s or independent contractor’s employment or other service with the Company Group; or (ii) whether for the Executive’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with any member of the Company Group’s, relationship with, or endeavor to entice away from any member of the Company Group, any person who during the Executive’s employment with the Company Group is or was a customer or client of any member of the Company Group (or any predecessor of a member of the Company Group). Notwithstanding the above, nothing shall prevent the Executive from soliciting loans, investment capital, or the provision of management services from third parties engaged in the Business if the activities of the Executive facilitated thereby do not otherwise adversely interfere with the operations of the Business by any member of the Company Group.
(e)    The Executive acknowledges and agrees that any breach by him of any of the provisions of Sections 8(b), 8(c) or 8(d) (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the Restrictive Covenants, each member of the Company Group shall have the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants. This right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the members of the Company Group under law or in equity (including, without limitation, the recovery of damages). The existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants. The Company also has the right to cease making the payments provided pursuant to Sections 7(d)(ii) and 7(d)(iii) in the event of a material breach of any of the Restrictive Covenants that, if capable of cure and not willful, is not cured within thirty (30) days after receipt of notice thereof from the Company.
9.    Successors; Binding Agreement. This Agreement shall be binding upon and inure to the benefit of successors and permitted assigns of the parties. This Agreement may not be assigned, nor may performance of any duty hereunder be delegated, by either party without the prior written consent of the other; provided, however, the Company may assign this Agreement to any other member of the Company Group and to any successor to its business, including in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or stock of the Company or similar transaction involving the Company or a successor corporation.
10.    Parachute Payments. If the Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code) and the payments and benefits to be provided to the Executive pursuant to this Agreement, together with any other payments and benefits the Executive has the right to receive from the Company or any Related Entity, would constitute a “parachute payment” as defined in Section 280G of the Code, then the payments and benefits provided for in this Agreement shall be deemed to be “Payments” within the meaning of Section 14.04 of the Stock Incentive Plan as in effect on the Effective Date (the “Parachute Payment Cutback Provisions”) and such payments and benefits shall be reduced in accordance with, and to the extent required by, the Parachute Payment Cutback Provisions.
11.    Continued Performance. Provisions of this Agreement shall survive any termination of Executive’s employment hereunder if so provided herein or if necessary or desirable fully to accomplish the purposes of such provisions, including the obligations of the Executive under the terms and conditions of Sections 8 and 9. Any obligation of the Company to make payments to or on behalf of the Executive under Section 7 is expressly conditioned upon the Executive’s continued performance of the Executive’s obligations under Sections 8 and 9 for the time periods stated in Sections 8 and 9. The Executive recognizes that, except to the extent, if any, provided in Section 7, the Executive will earn no compensation from the Company after the Date of Termination.
12.    Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:
Kevin Donlon
4830 Drakestone Court
Charlotte, NC 28226
If to the Company:
New York Mortgage Trust, Inc.
275 Madison Avenue Suite 3200
New York, New York 10016
Attention: Compensation Committee
with a copy to:
Vinson & Elkins LLP
2200 Pennsylvania Avenue NW
Suite 500 West
Washington, DC 20037
Attention: Christopher Green
or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
13.    Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.
(a)    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(b)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall deemed to be in an original but all of which together will constitute one and the same instrument.

(c)    Disputes.
(i)    Subject to Section 13(c)(ii), any dispute, controversy or claim arising out of or relating to this Agreement or the Executive’s employment with any member of the Company Group will be finally settled by arbitration in New York, New York before, and in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules. The arbitration award shall be final and binding on both parties. Any arbitration conducted under this Section 13(c) shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (A) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (B) grant injunctive relief and enforce specific performance. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction.
(ii)    Notwithstanding Section 13(c)(i) above, the Company (and any member of the Company Group) may make an application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the Restrictive Covenants; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 13(c).
(iii)    By entering into this Agreement and entering into the arbitration provisions of this Section 13(c), THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.
(iv)    Nothing in this Section 13(c) shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining the other party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement.
(d)    Prevailing Party Legal Expenses. In the event of a dispute arising under or relating to this Agreement, the prevailing party in the arbitration proceeding set forth in this Section 13(c) (and the prevailing party in any judicial proceeding set forth in Section 13(c)(ii)) shall be entitled to recover his or its reasonable expenses, costs and attorneys’ fees from the non-prevailing party.
(e)    Indemnification. The Company shall indemnify and hold Executive harmless to the maximum extent permitted by the laws of the State of Maryland (and the law of any other appropriate jurisdiction after any reincorporation of the Company) against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees incurred by the Executive, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which the Executive is made or is threatened to be made a party by reason of the fact that he is or was an officer or trustee of any member of the Company Group, regardless of whether such action or proceeding is one brought by or in the right of a member of the Company Group to procure a judgment in its favor (or other than by or in the right of any member of the Company Group); provided, however, that this indemnification provision shall not apply to any action or proceeding relating to a dispute between any member of the Company Group and the Executive.
(f)    Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, with respect to the subject matter hereof.
(g)    Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.
(h)    Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by the Executive.
(i)    Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

14.    Section 409A.
(a)    Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Code and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of the Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.
(b)    To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by the Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.
(c)    Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if the Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Employee’s death or (ii) the date that is six (6) months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to the Executive (or the Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.
15.    Provisions Regarding Effective Date. As indicated in Section 1, this Agreement is effective as of the Effective Date and, accordingly, in connection therewith and notwithstanding any other provision of this Agreement, the parties agree that this Agreement shall be null and void and of no force or effect if (a) the Executive ceases to be employed by the Company or any affiliate of the Company at any time prior to the Effective Date and/or (b) the Effective Date does not occur on or prior to the Outside Date (as defined in the Purchase Agreement).

16.    Third-Party Beneficiaries. Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of the Executive’s obligations under Sections 8 and 13(c) and shall be entitled to enforce such obligations as if a party hereto.
[Signatures on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.
New York Mortgage Trust, Inc.

By:     /s/ Steven R. Mumma
Name:    Steven R. Mumma
Title:    Chairman and CEO

KEVIN DONLON

/s/ Kevin Donlon
Signature

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